SCHEDULE A
                             DATED FEBRUARY 23, 2005
                             AS AMENDED MAY 13, 2008
                      TO THE ADVISORS' INNER CIRCLE FUND II
                                DISTRIBUTION PLAN
                             DATED FEBRUARY 23, 2005


         Pursuant to Section 1 of the Plan and subject to any limitations imposed by Rule 2830 of the NASD's Conduct Rules, distribution fees for the following Fund(s), and/or classes thereof, shall not exceed the amounts listed below:


FUND                                     CLASS OF SHARES              FEE
----                                   --------------------           ----
Champlain Small Company Fund           Advisor Class Shares           0.25%
Champlain Mid Cap Fund                 Advisor Class Shares           0.25%